EXHIBIT 99.1
                                  ------------


                           CONSTELLATION BRANDS, INC.
                        1989 EMPLOYEE STOCK PURCHASE PLAN
                            (RESTATED JUNE 27, 2001)

     Constellation Brands, Inc. (the "Company") hereby amends and restates its 1989 Employee Stock Purchase Plan (the "Plan") as follows:

     1. PURPOSE OF THE PLAN. The Plan is adopted to provide eligible employees who wish to become shareholders in the Company and/or to increase their share ownership with a convenient method of doing so through accumulated payroll deductions. The Company's management and Board of Directors believe that employee participation in the ownership of the business is to the mutual benefit of the employees and the Company. The Company intends that the rights to purchase stock of the Company granted under the Plan be considered options issued under an "employee stock purchase plan" as that term is defined in
Section 423(b) of the Code.

     2. CERTAIN DEFINITIONS.

     2.1 "Account" means the funds accumulated as a bookkeeping matter with respect to an eligible Employee as a result of deductions from such Employee's Compensation for the purpose of purchasing stock under the Plan.

     2.2 "Board" means the Board of Directors of the Company.

     2.3 "Code" means the Internal Revenue Code of 1986, as amended.

     2.4 "Committee" means the Human Resources Committee of the Board as it may be constituted from time to time or such other committee designated by the Board.

     2.5 "Common Stock" means the Company's Class A Common Stock, $.01 par value per share.

     2.6 "Compensation" means total cash compensation, excluding overtime, bonuses or special pay (or as otherwise defined by the Committee).

     2.7 "Designated Subsidiary" means any Subsidiary which has been designated by the Committee from time to time in its sole discretion as a Subsidiary whose Employees are eligible to participate in the Plan.

     2.8 "ESPP Agent" means the Company or a financial services or brokerage firm designated by the Company to act as administrative agent of the Plan.

     2.9 "Effective Date" means January 20, 1989.

     2.10 "Employee" means any individual employed by the Company or any Designated Subsidiary on the Enrollment Date of a particular Offering.

     2.11 "Enrollment Date" means the first day of each Offering Period.

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     2.12  "Exercise  Date" means the last day of each  Offering  Period or date determined by the Committee within an Offering Period in the case of an option that becomes partially exercisable over a number of dates during an Offering Period.

     2.13 "Fair Market Value" means, as of any date, the closing price of the Common Stock on the New York Stock Exchange or other national securities exchange on which the Common Stock is listed or admitted to trading as reported on in the Wall Street Journal, Eastern Edition or such other national reference service as the Committee may select. If such exchange is closed and/or no shares of Common Stock are traded on such exchange on the referenced date, the Fair Market Value shall be the closing price of the Common Stock the closing date for the first preceding date on which such exchange is open and shares are traded.

     2.14 "Offering Period" or "Offering" means the period or periods beginning with the date an option is granted under the Plan and ending with the date (not more than 27 months after such grant) determined by the Committee. During the term of the Plan there may be a series of Offering Periods (which periods may be consecutive or concurrent) and an Offering Period may have a number of Exercise Dates within an Offering Period in the case of options that become partially exercisable over a number of dates, provided that the final Offering Period will end prior to the termination of the Plan.

     2.15 "Purchase Price" shall mean: (i) an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; or (ii) an amount that is greater than (i) as determined by the Committee.

     2.16 "Retirement" shall mean the termination of employment of an Employee who is at least 60 years of age and has at least 10 years of service with the Company (including, if the Committee so determines, service with entities acquired by the Company).

     2.17 "Subsidiary" shall mean any corporation, domestic or foreign, whether or not such corporation now exists or is hereafter organized or acquired by the Company or by a Subsidiary, in an unbroken chain of corporations beginning with the Company if, at the time the option is granted, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     3. ADMINISTRATION.

     3.1 The Plan will be administered by the Committee. The Committee will have the full discretionary authority and final power to determine all issues relating to the plan, including questions of policy and administrative procedure that may arise in the administration of the Plan and will administer, or will direct the ESPP Agent to administer, the Plan to qualify as an "employee stock purchase plan" under Section 423 of the Code and the regulations thereunder, as amended from time to time. Any decision or action taken by the Committee shall be conclusive and binding on all parties.

     3.2 The Committee has the power, subject to the express provisions of the Plan, to: (a) establish the Offering Periods and determine the terms of options granted with respect to each

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Offering  Period;  (b)  designate  from time to time which  Subsidiaries  of the
Company will be Designated Subsidiaries; (c) construe and interpret the Plan and options granted under it, and establish, amend and revoke rules and regulations
for  its   administration,   including   correcting  any  defect,   omission  or
inconsistency in the Plan, in a manner and to the extent it shall deem appropriate to make the Plan fully effective; and (d) exercise such other powers and perform such other acts in connection with the Plan as the Committee determines will promote the best interests of the Company. The Committee may delegate its authority under the Plan to one or more persons.

     3.3. Expenses associated with administering the Plan (including but not limited to expenses incurred in purchasing and selling shares and expenses of the ESPP Agent) shall be borne by Employees or the Company as the Committee deems appropriate.

     4. SHARES SUBJECT TO THE PLAN.

     4.1 The number of shares which may be issued pursuant to the terms of the Plan is 2,250,000 shares of Common Stock (subject to adjustment as provided in Section 18). If any option granted under the Plan terminates for any reason without having been exercised, the Common Stock not purchased under such option will again become available for issuance under the Plan.

     4.2 The Common Stock subject to the Plan may be authorized and unissued shares of Common Stock, previously issued shares of Common Stock acquired by the Company and held as treasury shares or shares purchased on the open market. If the total number of shares for which options are to be granted on any date exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Committee will make a pro rata allocation of the shares remaining available in as nearly a uniform manner as is practicable and equitable. In such event, the payroll deductions to be made will be reduced accordingly.

     5. ELIGIBILITY.

     5.1 Any Employee who is employed by the Company or a Designated Subsidiary on a given Enrollment Date will be eligible to participate in the Plan for that Offering Period, excluding: (i) an Employee who on the Enrollment Date of a particular Offering is customarily employed for less than or equal to seventeen and one-half hours per week; (ii) an Employee who on the Enrollment Date of a particular Offering is customarily employed for less than or equal or five (5) months per year; or (iii) an Employee who on the Enrollment Date is a member of the Committee.

     5.2 An Employee will not be granted an option under the Plan (a) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (b) to the extent such option, together with any other options granted under any employee stock purchase plan of the Company or its Subsidiaries, results in such Employee having the right to purchase in a calendar year stock having a Fair Market Value (determined based on the Fair

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Market Value of the shares at the time such option is granted)  that exceeds the number of shares the Employee is permitted to purchase under Section 423(b)(8) of the Code.

     6. GRANT OF OPTIONS. The Committee will determine when to grant options to purchase Common Stock of the Company under the Plan to eligible Employees to commence an Offering Period and any special terms or conditions that may apply to the Offering Period or options, provided that all employees granted options for an Offering Period shall have the same rights and privileges to the extent required by Code Section 423(b)(5). Unless otherwise determined by the Committee, the options will be granted on each Enrollment Date on the terms and conditions and to the participating Employees as set forth in this Plan.

     7. PARTICIPATION.

     7.1 An eligible Employee may become a participant in an Offering Period under the Plan by completing an enrollment agreement authorizing payroll deductions in form and substance satisfactory to the Committee and filing the enrollment agreement with the Company or, if so designated by the Committee, with the ESPP Agent. Unless otherwise permitted by the Committee, such forms shall be filed with the Company or the ESPP Agent by the applicable Enrollment Date.

     7.2 Payroll deductions for an Employee will commence on the first payday following the Enrollment Date and will continue through the Offering Period unless the Employee withdraws as provided in Section 12 or unless the Plan is terminated as provided in Section 17. Payroll deductions generally may not be retroactive. However, if during the thirty (30) day period immediately preceding the Enrollment Date of an Offering, the Company engages in a transaction which has the effect of increasing the number of employees eligible to participate in that Offering, and the Company deems it necessary to allow employees to submit payroll deduction authorization forms after the Enrollment Date of that Offering, retroactive payroll deductions may be made to reflect any elections to participate in the Offering which occur after the Enrollment Date.

     8. PAYROLL DEDUCTIONS.

     8.1 An Employee will elect in the enrollment agreement to have payroll deductions made on each payday during the Offering Period in an amount that does not exceed 10% (or such lesser percentage as the Committee may determine) of the Compensation which the Employee receives on each such payday. The deductions of an Employee shall not be less than Two Dollars ($2.00) per week or Four Dollars ($4.00) every two weeks, depending on the Employee's pay cycle, or such other minimum amounts as shall be established by the Committee.

     8.2 All payroll deductions made for an Employee shall be credited to his or her Account. The funds allocated to an Employee's Account shall be accounted for separately as a bookkeeping matter but may be commingled with the general funds of the Company until used to purchase Common Stock on an Exercise Date or returned to the Employee. No interest will be paid or accrued on any funds in the Accounts of participating Employees.

     8.3 An Employee may discontinue such Employee's participation in the Plan as provided in Section 12. An Employee's enrollment agreement shall be effective for successive

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Offering  Periods  unless the  Employee  withdraws as provided in Section 12. To increase or decrease the amount of payroll deductions (within the limitations of the Plan), with respect to a succeeding Offering Period, an Employee must complete and file with the Company prior to the Enrollment Date for such Offering Period, a new enrollment agreement authorizing a change in payroll deduction amount. Such change in the amount of payroll deduction shall be effective at the beginning of the next Offering Period following the Company's receipt of the new enrollment agreement.

     8.4 To the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.2 of the Plan, an Employee's payroll deductions will be decreased and/or refunded by the Company at such time during any Offering Period which is scheduled to end during the current calendar year (the "Current Offering Period") if the aggregate of all such Employee's payroll deductions which were previously used to purchase Common Stock under the Plan (and any other employee stock purchase plans of the Company) in a prior Offering Period which ended during the current calendar year plus all payroll deductions accumulated with respect to the Current Offering Period exceeds the applicable limits of Code
Section 423(b)(8). Payroll deductions shall recommence at the rate provided in such Employee's enrollment agreement at the beginning of the first Offering Period which is scheduled to end in a subsequent calendar year, unless the Employee withdraws as provided in Section 12 or the Plan is terminated as provided in Section 17.

     8.5 On the Exercise Date, or at the time some or all of the Common Stock issued under the Plan is disposed of by the Employee, the Employee must make adequate provision for amounts to be withheld by the Company for federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but will not be obligated to, withhold from the Employee's compensation the amount necessary for the Company to satisfy applicable withholding obligations.

     9. EXERCISE OF THE OPTION ON THE EXERCISE DATE. Each Employee who continues to be an Employee in an Offering on the Exercise Date will be deemed to have exercised his or her option on such date and to have purchased from the Company the number of full shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will pay for at the Purchase Price; provided, that the number of shares that an Employee can purchase in any single Offering Period cannot exceed 25,000 shares (subject to adjustment as provided in Section 18) or such other maximum number established by the Committee. Any balance in the Employee's Account (i.e., amounts not sufficient to purchase a full share of Common Stock) shall remain in the Account and be applied to the next Offering Period or Exercise Date (in the case of Offering Periods with multiple Exercise Dates) unless such balance is withdrawn pursuant to Section 12 or the Company decides to refund such balance pursuant to
Section 13.

     10. EMPLOYEE'S RIGHTS AS A SHAREHOLDER. No Employee will have any right as a shareholder with respect to any shares of Common Stock until the shares have been purchased in accordance with Section 9 above and issued by the Company.

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     11. EVIDENCE OF STOCK OWNERSHIP.

     11.1 Promptly following each Exercise Date, the number of shares of Common Stock purchased by each Employee shall be deposited or credited to an account established in the Employee's name at the ESPP Agent or certificated and distributed to the Employee.

     11.2 To the extent permitted by the ESPP Agent and the Committee, the Employee may direct, by written notice to the ESPP Agent at the time of the Employee's enrollment in the Plan, that the account with the ESPP Agent be established in the names of the Employee and other person designated by the Employee, as joint tenants with right of survivorship, tenants in common, or community property, to the extent and in the manner permitted by applicable law.

     11.3 An Employee may undertake a disposition (as that term is defined in Section 424(c) of the Code) of the shares in the account established with the ESPP Agent at any time, whether by sale, exchange, gift, or other transfer of legal title, but in the absence of such a disposition of the shares, the Committee may require that the shares remain in the Employee's account at the ESPP Agent until the holding period set forth in Section 423(a) of the Code has been satisfied. With respect to shares for which the Section 423(a) holding period has been satisfied, the Employee may move those shares to another brokerage account of the Employee's choosing or request that a stock certificate be issued and delivered to him or her.

     12. WITHDRAWAL.

     12.1 An Employee may withdraw from an Offering in whole but not in part, at any time prior to the next Exercise Date by delivering a withdrawal notice to the Company or, if so directed by the Company, to the ESPP Agent, in which event the Company will refund the entire balance of the Employee's deductions as soon as practicable thereafter. A withdrawal from an Offering will effect a withdrawal from any subsequent Offering unless the Employee re-enters the Plan as provided in Section 12.2.

     12.2 To re-enter the Plan, an Employee who has previously withdrawn must file a new enrollment agreement in accordance with Section 7.1. The Employee's re-entry into the Plan will not become effective until the next Offering following the filing of the new enrollment agreement.

     13. CARRYOVER OF ENROLLMENT. At the termination of each Offering, the Employee will automatically be re-enrolled in the next Offering, and the balance in the Employee's Account will be used for option exercises in the new Offering (unless the Employee has withdrawn from the Offering) unless the Company decides to refund such amount. Upon termination of the Plan, the balance of each Employee's Account will be refunded to such Employee.

     14. NO EMPLOYMENT RIGHTS. Neither the Plan nor any option granted hereunder will confer upon the Employee any right with respect to continuance of employment by the Company or any Subsidiary nor shall the Plan or any option granted hereunder interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Employee at any time, with or without cause consistent with applicable law.

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     15. RIGHTS NOT TRANSFERABLE.  An Employee may not sell,  assign,  transfer, pledge, or otherwise dispose of or encumber either the payroll deductions credited to such Employee's Account or any option (including any rights thereunder) under the Plan other than by will or the laws of descent and distribution, and such rights and interests shall not be subject to the debts, contracts or liabilities of the Employee. During an Employee's lifetime, only the Employee may exercise an option under the Plan.

     16. TERMINATION OF EMPLOYMENT. Upon termination of employment for any reason, excluding Retirement, any outstanding option shall be canceled and the balance in the Account of a participating Employee will be paid to the Employee or his or her estate. In the event that the Retirement of an Employee participating in an Offering occurs prior to the Exercise Date applicable to that Offering, no further payroll deductions will be taken from any Compensation due and owing to such Employee at such time. If such Retirement occurs within three months of the Exercise Date, such Employee may request in writing at any time prior to the Exercise Date that the Employee's Account be applied as of the Exercise Date for the purchase of Common Stock in the manner set forth in
Section 9 as if such Retirement had not occurred. If no such election is made, the Employee's Account will be refunded in cash, without interest. If an Employee's Retirement occurs before three months prior to the Exercise Date, all outstanding options shall be canceled, future participation in the Offering shall cease and the Employee's Account shall be refunded to the Employee.

     17. AMENDMENT OR DISCONTINUANCE OF THE PLAN. To the extent permitted by law, the Board may at any time and from time to time make such changes in the Plan and additions to it as it deems advisable (including terminating the Plan); provided, however, that except as provided in Sections 18 and 4.2 hereof, and except with respect to changes or additions in order to make the Plan comply with Section 423 of the Code, the Board may not make any changes or additions which would adversely affect subscription rights previously granted under the Plan and may not, without the approval of the stockholders of the Company, make any changes or additions which would (a) increase the aggregate number of shares of Common Stock subject to the Plan or which may be subscribed to by an employee, (b) decrease the minimum purchase price for a share of Common Stock, or (c) change any of the provisions of the Plan relating to eligibility for participation in Offerings, provided that the Committee is authorized to designate without stockholder approval the Designated Subsidiaries whose Employees are eligible to participate in the Plan or an Offering.

     18. CHANGES IN CAPITALIZATION. Notwithstanding any other provision of the Plan, in the event of any change in the outstanding Common Stock, by reason of a dividend payable in Common Stock, recapitalization, merger, consolidation, split-up, combination or exchange of shares, or the like, appropriate adjustments shall be made to the aggregate number and class of shares subject to the Plan, the number and class of shares subject to outstanding subscription rights, the maximum number of shares a participant may purchase during an Offering Period and the purchase price per share (in the case of shares subject to outstanding subscription rights).

     19. NOTICES. All notices or other communications by an Employee to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, including the ESPP Agent, designated by the Company for the receipt thereof.

     20. CHANGE OF CONTROL.

     20.1 Notwithstanding other provisions of the Plan, in the event of a "Change in Control" of the Company (as defined in Section 20.2 below), all of the options of a participating Employee shall become immediately exercisable at an exercise price that is the lesser of 85% of the Fair Market Value of the Common Stock on the Enrollment Date or the date of the Change in Control, unless directed otherwise by a resolution of the Board or the Committee adopted prior to and specifically relating to the occurrence of such Change in Control.

     20.2 For purposes of this Section 20, "Change in Control" means:

          (a) there shall be consummated:

               (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which any shares of the Company's common stock are to be converted into cash, securities or other property; provided, that the consolidation or merger is not with a corporation which was a directly or indirectly wholly-owned subsidiary of the Company immediately before the consolidation or merger, or

               (ii) any sale, lease, exchange, or other transfer (in one transaction or a series or related transactions) of all, or substantially all, of the assets of the Company (other than to one or more directly or indirectly wholly-owned subsidiaries of the Company); or

          (b) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

          (c) any person (as such term is used in Sections 13(c) and 14(d) of the Securities Exchange Act of 1934, as amended) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of shares of the Company's then outstanding common stock representing the right to cast more than 30% of the votes entitled to be case by all of the Company's then Outstanding Common Stock; provided, that such person is not a directly or indirectly wholly-owned subsidiary of the Company immediately before it acquires such shares; or

          (d) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof; provided, that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Broad (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (d), considered as though such person were a member of the Incumbent Board.

     21. TERMINATION OF THE PLAN. This Plan shall terminate at the earliest of the following: (a) the date the Committee or the Board acts to terminate the Plan in accordance with Section 17 above; or (b) the date when all shares reserved under the Plan have been purchased. Upon the occurrence of such events, on such date as the Board may determine, the Committee may (but need not) permit a participating Employee to exercise the option to purchase shares of Common Stock for as many full shares as the balance of such Employee's Account will allow at the lower of Fair Market Value on the Enrollment Date or the date on which the option is permitted to be exercised. If the Employee elects to purchase shares, the remaining balance of his Account will be refunded to the Employee after such purchase.

     22. LIMITATIONS ON SALE OF COMMON STOCK PURCHASED UNDER THE PLAN. The Plan is intended to provide Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any Employee in the conduct of his or her own affairs. An Employee, therefore, may sell stock purchased under the Plan at any time he or she chooses, subject to compliance with any applicable federal or state securities laws and satisfaction of applicable withholding taxes. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE VALUE OF THE STOCK.

     23. GOVERNMENTAL REGULATION. The Company's obligation to sell and deliver shares of Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares of Common Stock.

     24. NEW YORK LAW. The provisions of the Plan shall be governed by the laws of the State of New York.

     IN WITNESS WHEREOF, the Company has caused this restated Plan document to be executed by its duly authorized officer as of this 27th day of June, 2001.


                                    CONSTELLATION BRANDS, INC.


                                    By: /s/ Richard Sands
                                        ----------------------------------------
                                    Title: President and Chief Executive Officer
                                           -------------------------------------